News

7 JAN 2013

Indie Label U.S. Sales Market Share Grows to 32.6 Percent; Indies Remain #1 Sales Sector

Posted *in News by A21M*

According to Billboard Magazine, 2012 year end SoundScan statistics revealthat independent labels grabbed 32.696 of US. recorded music sales. As was the case in 2011,independent labels outpaced each of the major label groups to snag the #1 sales sector spot followed by Universal,Sony,Warner Music and EMI.

MARKETSHARE BY LABEL OWNERSHIP

Urvor$.'IIMutic Otoup111110 IQf&Itl U.$,41 buma plus TEA dlltrlburl)r. lthough rhc ndiosccro1 collecllvcly w31t11aur In 2012 and 2011.eu1Jr vflll b& it1cresting t0 see if the colfeclIve indie 1 ttarkd tharo wilt 11malnbrcal' I111 the cut1thod UMGJEM. (Nore:The I bclownersh pcharts are Olllbo:lid MlI1t1ai01.coJoulotod bated on SoundSca.n dara.)


INDIES 32.1%
WMG 14.5%
UNIVERSAL 21.6%
SONY
EMI
INDIES 32.6%
WMG 14.8%
SONY 22.5%
UNIVERSAL
EMI

2011 2012

To read the full item written by Billboard's Ed Christman click HERE.

Related

- Billboard Unveils New Market Share Statistics: Indie Labels Are Number 1!
- A21M Members : Alert Soundscan About Your Priority Releases
- A21M Challenges Billboard Market Share Methodology IN BILLBOARD!

ShareThis

Tags: Billboard,charts, Ed Christman, IFPI, market share,Nielsen SoundScan, radio

Only logged in members can read and post comments

Follow A2IM

Featured

INTERNATIONAL TRADE ADMINISTRATION

- MIDEM 2014 A21M Member Registration Discount
- Apply for a US ITA Commerce MDCP Grant For MIDEM 2014
- A2 1M Libera Awards
- Road Maps and White Papers
- SpecialOffers/Discounts (Members Only)
- VIDEO HELP using A21M.org!

Recent News

- Associate Member Spotlight. Indloop
- Breakage in DigitalLicensing/Streaming Music Services
- Billboard Subscription SpecialOffer for A21M Members
- 56th GRAMMY Awards - CALL FOR st ROUND ENTRIES (Deadline Thursday, 17)
- SXSW Accelerator 2014 Deadline

Event Calendar

« Dec Feb »

January 2013

M	T	W	T	F	S	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30	31			